                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                STEELCASE INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[Steelcase Logo]

                                 STEELCASE INC.
                               901 44th Street SE
                          Grand Rapids, Michigan 49508

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held June 15, 2000

To the Shareholders:

  The Annual Meeting of Shareholders (the "Meeting") of Steelcase Inc. (the "Company") will be held on June 15, 2000, at 11:00 A.M. Eastern Daylight Time, at the Company's Systems II Building adjacent to Steelcase Corporate Headquarters at 1111 44th Street SE, Grand Rapids, Michigan, for the following purposes:

  1. Electing three directors to serve for the applicable term of their class and until their successors have been duly elected and qualified; and

  2. Approving the proposed amendment of the Steelcase Inc. Incentive Compensation Plan to increase the number of shares available for grant or award by 8,000,000; and

  3. Transacting other business that properly comes before the Meeting.

  Only shareholders of record at the close of business on May 1, 2000 will be entitled to vote at the Meeting.

  Your attention is called to the attached Proxy Statement and accompanying proxy card. Whether you plan to attend the Meeting or not, we urge you to vote your shares as soon as possible. Accordingly, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. This will ensure voting of your shares if you are unable to attend the Meeting. Whether you appoint a proxy by returning the enclosed proxy card, by telephone or the Internet, if you attend the Meeting you may withdraw your proxy and vote your own shares.

  A copy of the Annual Report of the Company for the fiscal year ended February 25, 2000 accompanies this Notice.

                               By Order of the Board of Directors

                               Jon D. Botsford
                               Senior Vice President, General Counsel and
                                Secretary

Grand Rapids, Michigan
May 24, 2000

                                STEELCASE INC.
                              901 44th Street SE
                         Grand Rapids, Michigan 49508

                                PROXY STATEMENT

                        Annual Meeting of Shareholders
                           To Be Held June 15, 2000

                              GENERAL INFORMATION

   The Board of Directors (the "Board") of Steelcase Inc. ("Steelcase" or the "Company") solicits your proxy for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Thursday, June 15, 2000, at 11:00 A.M. Eastern Daylight Time, and at any adjournments, at the Company's Systems II Building adjacent to Steelcase Corporate Headquarters at 1111 44th Street SE, Grand Rapids, Michigan. This Proxy Statement and a proxy card are first being sent to shareholders on or about May 24, 2000. All costs of solicitation will be paid by the Company.

   As of the close of business on May 1, 2000, the record date for determining shareholders entitled to vote at the Meeting, there were outstanding 30,256,620 shares of Class A Common Stock and 120,730,205 shares of Class B Common Stock. Each outstanding share of Class A Common Stock is entitled to one vote on all matters that come before the Meeting. Each outstanding share of Class B Common Stock is entitled to ten votes on all matters that come before the Meeting.

                        HOW TO VOTE--PROXY INSTRUCTIONS

   If you are a registered shareholder (that is, if you hold your Steelcase stock directly in your name), you may vote by mail, telephone or the Internet. To vote by mail, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. To vote by telephone or the Internet, follow the instructions on the proxy card. The deadline for voting by phone or the Internet is 11:59 p.m. Eastern Daylight Time on June 14, 2000.

   If you hold your stock in "street name" (that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your "broker"), you must vote your shares in the manner prescribed by your broker.

   Whether you vote by mail, telephone or the Internet, you may specify whether your shares should be voted for all, some or none of the nominees for Director (Proposal 1 on the proxy card). You may also specify whether you approve, disapprove or abstain on Proposal 2 regarding the proposed amendment of the Steelcase Inc. Incentive Compensation Plan.

   If you do not specify a choice, your shares will be voted FOR the election of all nominees for Director as set forth under "Election of Directors" (Proposal 1), FOR Proposal 2 and, with respect to any other matter that may come before the Meeting, in the discretion of the holders of the proxy. As of the date of this Proxy Statement, the Company does not know of any other matter to be considered at the Meeting.

   Sending in a proxy (whether by mail, telephone or the Internet) will not affect your right to attend the Meeting and vote. A shareholder who gives a proxy may revoke it at any time before the proxy is exercised by notifying the Secretary of the Company in writing, by delivering to the Secretary of the Company a later dated proxy, or by attending the Meeting and voting in person.

Proposal 1.

                             ELECTION OF DIRECTORS

   At the Meeting, three Directors are to be elected for a three year term that will expire in 2003.

   Unless otherwise instructed, the proxy holders intend to vote for the election of David Bing, William P. Crawford, and Robert C. Pew III. The Board believes that, if elected, each nominee will be able and willing to serve. However, if any nominee should be unable or unwilling to serve as a director, the Board may select a substitute nominee and, in that event, the proxy will be voted for the person selected.

   Information concerning each of the nominees, as well as each of the Directors continuing in office, is set forth on the following pages. Effective June 15, 2000, Vice Chairman Peter Wege will step down from the Board of Directors, pursuant to the provision of the Company's bylaws that prohibits Directors from standing for election after age 75.

Nominees For Election As Class II Directors For The Term Expiring In 2003

David Bing...................  Mr. Bing has been Chairman of the Board of The
 Director since 1998.           Bing Group, a Detroit, Michigan based steel
                                service center, since 1980. Mr. Bing also serves on the Board of Directors of DTE Energy
                                Company and Lear Corporation. Age 56.

William P. Crawford..........  After joining the Company in 1965, Mr. Crawford
 Director since 1979.           held various positions including President and
                                Chief Executive Officer, Steelcase Design
                                Partnership from 1991 until his retirement in May, 2000. Mr. Crawford also serves on the Board of Directors of Old Kent Financial
                                Corporation. Age 57.

Robert C. Pew III............  Since 1995, Mr. Pew has been the owner of Cane
 Director since 1987.           Creek Farm. From 1974 to 1984 and from 1988 to
                                1994, Mr. Pew held various positions at the Company, including President of Steelcase
                                North America and Executive Vice President,
                                Operations. Age 49.

                        Directors Continuing in Office

Class III Directors For the Term Expiring in 2001

James P. Hackett.............  Mr. Hackett has been President and Chief
 Director since 1994.           Executive Officer of the Company since 1994.
                                Mr. Hackett also serves on the Board of
                                Directors of Old Kent Financial Corporation.
                                Age 45.

Robert C. Pew II ............  From 1952 to 1999, Mr. Pew held various
 Director since 1960.           positions at the Company, including President
                                from 1966 to 1979, Chief Executive Officer from 1966 to 1989, Chairman of the Board from 1974 to 1999, and Chairman Emeritus since
                                1999. Age 76.

P. Craig Welch, Jr...........  Since 1999, Mr. Welch has been manager of Honzo
 Director since 1979.           LLC, an investment/venture capital limited
                                liability company. From 1967 to 1987, Mr.
                                Welch held various positions at the Company, including Director of Information Services and Director of Production Inventory Control. Age
                                55.

Class I Directors For the Term Expiring in 2002

Earl D. Holton...............  Mr. Holton has served as Chairman of the Board
 Director since 1998.           of the Company since March 1999. He has also
                                held a variety of positions with Meijer, Inc., a Grand Rapids, Michigan based operator of food and general merchandise centers, including President from 1980 until 1999. Mr.
                                Holton currently serves as Vice Chairman and member of the Meijer, Inc. Board of Directors.
                                Mr. Holton also serves on the Board of
                                Directors of CMS Energy Corporation. Age 66.

David D. Hunting, Jr.........  After joining the Company in 1948, Mr. Hunting
 Director since 1960.           held various positions, including Executive
                                Vice President, Subsidiaries, from 1981 until his retirement in 1989. Age 73.

Frank H. Merlotti............  After joining the Company in 1961, Mr. Merlotti
 Director since 1973.           held various positions, including President
                                and Chief Operating Officer from 1980 and
                                Chief Executive Officer from 1988, in each case until his retirement in 1991. Mr.
                                Merlotti also served as President and Chief
                                Executive Officer of the Company on an interim basis for part of 1994. Age 73.

Peter M. Wege II.............  Mr. Wege has been President of Greylock, Inc.,
 Director since 1979.           a venture capital firm, since 1990. From 1981
                                to 1989, he held various positions at the Company, including President of Steelcase
                                Canada Ltd. Age 51.

  Mr. Robert C. Pew II is the father of Robert C. Pew III and the uncle of William P. Crawford and P. Craig Welch, Jr. Additionally, Messrs. Pew III, Crawford and Welch are first cousins.

                     THE BOARD RECOMMENDS THE ELECTION OF

             David Bing, William P. Crawford and Robert C. Pew III

          INFORMATION CONCERNING MEETINGS OF THE BOARD OF DIRECTORS,
                  BOARD COMMITTEES AND DIRECTOR COMPENSATION

  The Board held four meetings during the fiscal year ended February 25, 2000 ("Fiscal 2000"). All Directors attended 75% or more of the aggregate number of meetings of the Board and meetings of committees on which they served during the year, except David Bing.

  The Audit Committee reviews the financial information that will be provided to shareholders and others, the systems of internal controls regarding finance, accounting, legal compliance and ethics that management has established and the Company's auditing, accounting and financial reporting processes generally. The Committee, which held three meetings during Fiscal 2000, consists of David D. Hunting, Jr. (Chairman), David Bing and Earl D. Holton.

  The Compensation Committee makes general policy decisions relating to compensation and benefits for the Company's employees and directors and establishes the compensation of the President and Chief Executive Officer. The Committee has delegated administration of the Company's compensation and benefit plans to various Administrative Committees. The Committee, which held four meetings during Fiscal 2000, consists of Frank H. Merlotti (Chairman), James P. Hackett, Earl D. Holton, Robert C. Pew II, Robert C. Pew III, Peter
M. Wege II and P. Craig Welch, Jr.

  The Executive Committee exercises all the powers of the Board when required in the management of the business affairs and property of the Company during intervals between regular meetings of the Board. The Committee, which had one meeting during Fiscal 2000, consists of Frank H. Merlotti (Chairman), Robert
C. Pew II, James P. Hackett, Earl D. Holton, Robert C. Pew III and Peter M. Wege II.

  Directors who are not compensated as employees of the Company receive an annual retainer fee in the amount of $25,000, as well as additional payments of $2,000 for each Board meeting attended and $1,000 for each Committee meeting attended, except that the Chairman of each committee receives $1,500 for each committee meeting attended. In Fiscal 2000, the Board voted to increase the Chairman's aggregate annual fee to $90,000. Directors who are compensated as employees of the Company receive no additional compensation for services rendered as a director. The Company also reimburses each Director for out-of-pocket expenses incurred in connection with attending meetings of the Board and its committees.

  Each non-employee Director is eligible to participate in the Steelcase Inc. Non-Employee Director Deferral Plan (the "Deferral Plan"). The Deferral Plan permits each eligible Director to defer all or part of his retainer and/or committee fees. The amount deferred is deemed invested in Steelcase Inc. Class A Common Stock and/or the Kent Money Market Fund at the election of the Director. See footnote 3 to the table under "Security Ownership of Management and Directors."

  All Directors are eligible to participate under the Steelcase Inc. Incentive Compensation Plan. In Fiscal 2000, each non-employee director received a nonqualified stock option for 5,000 shares, except Mr. Holton who received a nonqualified option for 14,000 shares.

  All Directors are eligible for healthcare coverage under the Steelcase Inc. Restated Employee Benefit Plan. In addition, Robert C. Pew II, David D. Hunting, Jr., Frank H. Merlotti and Robert C. Pew III currently receive or are entitled to receive payments under supplemental retirement and/or deferred compensation arrangements in effect at the time of their cessation of active employment with the Company.

                         BENEFICIAL SECURITY OWNERSHIP

Security Ownership of Management and Directors

  The following table sets forth information as to the beneficial ownership of Steelcase common stock, as of May 1, 2000, by the Directors, the executive officers named in the Summary Compensation Table on page 8 and all Directors and executive officers as a group.

                           Class A Common Stock(1)    Class B Common Stock
                          ------------------------- -------------------------
                          Amount and Nature Percent Amount and Nature Percent
                            of Beneficial     of      of Beneficial     of    Deferred
Name of Beneficial Owner    Ownership(2)     Class     Ownership(2)    Class  Stock(3)
------------------------  ----------------- ------- ----------------- ------- --------
Robert A. Ballard(4)....         64,667         *           56,000          *      0
David Bing(5)...........          1,667         *                0          *    427
Robert W. Black(6)......         20,110         *           21,000          *      0
William P. Crawford(7)..         27,010         *       11,031,652        9.1      0
James P. Hackett(8).....        131,877         *           81,900          *      0
Earl D. Holton(9).......         10,167         *                0          *  3,077
David D. Hunting,
 Jr.(10)................          1,667         *        3,518,769        2.9      0
Frank H. Merlotti(11)...         67,767         *            7,628          *      0
Robert C. Pew II(12)....          1,667         *       20,827,113       17.3      0
Robert C. Pew III(13)...         13,667         *        1,993,112        1.7      0
Alwyn Rougier-
 Chapman(14)............         33,069         *           80,571          *      0
James R. Stelter(15)....         43,743         *           21,000          *      0
Peter M. Wege(16).......        227,167         *       23,152,036       19.2      0
Peter M. Wege II(17)....      6,001,667      19.8        1,114,631          *      0
P. Craig Welch,
 Jr.(18)................          6,667         *        5,440,456        4.5  2,463
Directors and Executive
 Officers as a group (20
 persons)(19)...........      6,705,033      21.9       67,345,868       55.8  5,967

--------
  * Less than 1%

 (1) Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into a share of Class A Common Stock upon transfer to a person who is not a Permitted Transferee (as defined in Steelcase's Second Restated Articles of Incorporation). The number of shares of Class A Common Stock and percentages contained under this heading do not account for such conversion right.

 (2) Pursuant to Securities and Exchange Commission ("SEC") regulations, shares are deemed to be beneficially owned by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including the right to acquire through exercise of any option, warrant or right, whether or not such person has any pecuniary interest in such shares.

 (3) The numbers of shares shown in this column represent shares of Class A Common Stock deemed to be credited to the respective directors' accounts under the Steelcase Inc. Non-Employee Director Deferral Plan. Under that plan, the directors are entitled to have all or a portion of their director's fees deferred. Directors also have the right to have deferred amounts deemed to be invested in shares of Class A Common Stock but have no right to receive any shares and have no voting or dispositive power over the shares.

 (4) Includes 56,667 shares of Class A Common Stock subject to issuance pursuant to stock options which are exercisable within 60 days.

 (5) Includes 1,667 shares of Class A Common Stock subject to issuance pursuant to stock options which are exercisable within 60 days.

 (6) Includes (a) 20,000 shares of Class A Common Stock subject to issuance pursuant to stock options which are exercisable within 60 days and (b) 6,300 shares of Class B Common Stock held by trusts of which Mr. Black's wife serves as trustee.

 (7) Includes (a) 27,000 shares of Class A Common Stock subject to issuance pursuant to stock options which are exercisable within 60 days, (b) 9,498,208 shares of Class B Common Stock held by trusts of which Mr. Crawford serves as co-trustee, (c) 59,225 shares of Class B Common Stock held by Mr. Crawford's wife, (d) 254,836 shares of Class B Common Stock held by a trust of which Mr. Crawford's wife serves as trustee, and (e) 51,957 shares of Class B Common Stock held by a trust of which Mr. Crawford's wife serves as co-trustee.

 (8) Includes (a) 106,667 shares of Class A Common Stock subject to issuance pursuant to stock options which are exercisable within 60 days and (b) 3,211 shares of Class B Common Stock held by Mr. Hackett's wife.

 (9) Includes (a) 4,667 shares of Class A Common Stock subject to issuance pursuant to stock options which are exercisable within 60 days and (b) 3,000 shares of Class A Common Stock held jointly by Mr. Holton and his wife.

(10) Includes (a) 1,667 shares of Class A Common Stock subject to issuance pursuant to stock options which are exercisable within 60 days, (b) 1,223,726 shares of Class B Common Stock held by a trust of which Mr. Hunting serves as co-trustee and of which Mr. Hunting has the right to revoke within 60 days, and (c) 1,230,352 shares of Class B Common Stock held by a trust of which Mr. Hunting's wife serves as trustee.

(11) Includes (a) 67,667 shares of Class A Common Stock subject to issuance pursuant to stock options which are exercisable within 60 days and (b) 7,628 shares of Class B Common Stock held by a trust of which Mr. Merlotti's wife serves as trustee.

(12) Includes (a) 1,667 shares of Class A Common Stock subject to issuance pursuant to stock options which are exercisable within 60 days, (b) 15,550,141 shares of Class B Common Stock held by trusts of which Mr. Pew serves as co-trustee, (c) 1,720,087 shares of Class B Common Stock held by a trust of which Mr. Pew's wife serves as co-trustee and of which Mr. Pew has the right to revoke within 60 days, and (d) 3,556,885 shares of Class B Common Stock held by a trust of which shares Mr. Pew has the sole power to vote and Mr. Pew's wife shares the power to dispose.

(13) Includes (a) 1,667 shares of Class A Common Stock subject to issuance pursuant to stock options which are exercisable within 60 days, (b) 2,000 shares of Class A Common Stock and 193,685 shares of Class B Common Stock held by a trust of which Mr. Pew serves as co-trustee, (c) 193,871 shares of Class B Common Stock held by Mr. Pew's wife, and (d) 834,400 shares of Class B Common Stock held by a charitable foundation of which shares Mr. Pew has the sole power to vote and dispose.

(14) Includes (a) 32,333 shares of Class A Common Stock subject to issuance pursuant to stock options which are exercisable within 60 days and (b) 152 shares of Class A Common Stock and 21,014 shares of Class B Common Stock held by Mr. Rougier-Chapman's wife.

(15) Includes 29,333 shares of Class A Common Stock subject to issuance pursuant to stock options which are exercisable within 60 days.

(16) Includes (a) 1,667 shares of Class A Common Stock subject to issuance pursuant to stock options which are exercisable within 60 days, (b) 221,200 shares of Class A Common Stock and 338,928 shares of Class B Common Stock held by The Wege Foundation of which Mr. Wege serves as one of six trustees and has the power to appoint the other trustees, and (c) 20,050,323 shares of Class B Common Stock held by a trust of which shares Mr. Wege has the power to block sales, of which shares Mr. Wege disclaims beneficial ownership.

(17) Includes (a) 1,667 shares of Class A Common Stock subject to issuance pursuant to stock options which are exercisable within 60 days, (b) 369,148 shares of Class B Common Stock held by trusts of which Mr. Wege's wife serves as trustee, (c) 96,600 shares of Class B Common Stock held by a trust of which Mr. Wege's wife serves as co-trustee, and (d) 281,169 shares of Class B Common Stock held by a limited partnership of which Mr. Wege and his wife are general partners. Excludes 221,200 shares of Class A Common Stock and 338,928 shares of Class B Common Stock held by The Wege Foundation of which Mr. Wege serves as one of six trustees, of which shares Mr. Wege disclaims beneficial ownership.

(18) Includes (a) 1,667 shares of Class A Common Stock subject to issuance pursuant to stock options which are exercisable within 60 days, (b) 3,760,976 shares of Class B Common Stock held by trusts of which Mr. Welch serves as co-trustee, (c) 5,000 shares of Class A Common Stock held jointly by Mr. Welch and his wife, (d) 274,350 shares of Class B Common Stock held by trusts of which Mr. Welch's wife serves as trustee, (e) 100,287 shares of Class B Common Stock held by trusts of which Mr. Welch's wife serves as co-trustee, and (f) 834,400 shares of Class B Common Stock held by JCT Foundation, of which Mr. Welch is President and Principal Manager.

(19) Includes (a) the shares described in notes (4) through (18) above (to the extent included in the shares deemed to be beneficially owned by the relevant directors and executive officers), (b) 50,834 shares of Class A Common Stock subject to issuance pursuant to stock options which are exercisable within 60 days, (c) 400 shares of Class A Common Stock held jointly by one of the Executive Officers and his wife, and (d) 220 shares of Class A Common Stock held jointly by one of the Executive Officers and her husband.

Security Ownership of Certain Beneficial Owners

  The following table sets forth information as to those persons believed by management to be beneficial owners of more than 5% of the outstanding shares of Steelcase Common Stock, as disclosed in reports received to date regarding such ownership filed by such persons with Steelcase and the SEC in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Other than those persons listed below and certain Steelcase directors (as disclosed above under "Security Ownership of Management and Directors"), Steelcase is not aware of any person, as such term is defined in the Exchange Act, that owns more than 5% of Steelcase Common Stock as of May 1, 2000.

                             Class A Common Stock(1)    Class B Common Stock
                            ------------------------- -------------------------
                            Amount and Nature Percent Amount and Nature Percent
                              of Beneficial     of      of Beneficial     of
Name of Beneficial Owner      Ownership(2)     Class    Ownership(2)     Class
------------------------    ----------------- ------- ----------------- -------
Old Kent Financial
 Corporation and
 Old Kent Bank, as
  trustee, agent or
 custodian(3).............       231,681          *      89,249,775      73.9
 111 Lyon Street, N.W.
 Grand Rapids, MI 49503
Charles C. Lundstrom, as
 co-trustee of the
 Peter Martin Wege
  Trust(4)................             0          *      20,050,323      16.6
 45 Concho Circle
 Sedona, AZ 86351
Allen I. Hunting, Jr.(5)..             0          *       8,441,404       7.0
 2820 Pioneer Club Rd.
 Grand Rapids, MI 49506

--------
 * Less than 1%
(1) Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into a share of Class A Common Stock upon transfer to a person who is not a Permitted Transferee (as defined in Steelcase's Second Restated Articles of Incorporation). The number of shares of Class A Common Stock and percentages contained under this heading do not account for such conversion right. If, however, the number of shares of Class A Common Stock beneficially owned by each shareholder was calculated to account for the conversion of the shares of Class B Common Stock held by such shareholder, the following shareholders would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed after their names as follows: ABJ Investments Limited Partnership: 4,476,491 shares, 12.9%; Mary W. Corl: 4,559,335 shares, 13.1%; Allen I. Hunting, Sr.:
    4,476,491 shares, 12.9%; Anne Hunting: 5,158,883 shares, 14.6%; Helen J.
    Hunting: 4,476,491 shares, 12.9%; James F. Hunting: 5,538,026 shares, 15.7%; William W. Idema: 3,823,990 shares, 11.2%; Olive Shores, Inc.:
    4,476,491 shares, 12.9%; Catherine H. Osborne: 2,035,742 shares, 6.3%;
    James C. Welch: 4,654,914 shares, 13.3%; and Kate P. Wolters: 2,128,385 shares, 6.6%.
(2) Pursuant to SEC regulations, shares are deemed to be beneficially owned by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including the right to acquire through exercise of any option, warrant or right, whether or not such person has any pecuniary interest in such shares.
(3) Includes (a) 19,612,334 shares that Old Kent Financial Corporation and Old Kent Bank have the sole power to vote, (b) 38,918,359 shares that Old Kent Financial Corporation and Old Kent Bank share with others the power to vote, (c) 19,602,384 shares that Old Kent Financial Corporation and Old Kent Bank have the sole power to dispose, and (d) 54,956,930 shares that Old Kent Financial Corporation and Old Kent Bank share with others the power to dispose.
(4) Peter M. Wege, Vice Chairman of the Board and a director of Steelcase, shares investment authority with respect to the Peter Martin Wege Trust.
(5) Includes 7,813,033 shares that Allen I. Hunting, Jr. shares with others the power to vote and the power to dispose.

                            EXECUTIVE COMPENSATION

   The following table sets forth the compensation for Fiscal 2000, 1999 and 1998 paid or awarded to the Company's Chief Executive Officer, each of its four other most highly compensated executive officers and the individual identified in footnote 7 to the table (collectively, the "Named Executive Officers"):

                          Summary Compensation Table

                                            Annual Compensation          Long Term Compensation
                                    ------------------------------------ ------------------------
                                                                           Awards      Payouts
                                                                         ----------- ------------
                                                                         Securities   Long-Term
                             Fiscal                       Other Annual   Underlying   Incentive      All Other
Name and Principal Position   Year  Salary(1)  Bonus(2)  Compensation(3)  Options(4) Payouts(5)   Compensation(6)
---------------------------  ------ --------- ---------- --------------- ----------- ------------ ---------------
James P. Hackett.........      2000  $736,615 $  421,989    $198,068       140,000   $  1,776,394     $35,200
 President and Chief           1999  $700,000 $  864,500    $222,514          0      $  1,332,420     $40,000
 Executive Officer             1998  $603,894 $1,255,218    $ 88,460       300,100   $    614,304     $20,000

Robert A. Ballard........      2000  $489,846 $  267,898    $ 90,925        80,000   $    815,475     $35,200
 President, Steelcase          1999  $465,231 $  530,316    $ 89,506          0      $    535,963     $38,530
 North America                 1998  $403,115 $  726,971    $ 29,291       150,100   $    203,406     $20,000

Alwyn Rougier-Chapman....      2000  $305,846 $  134,640    $ 45,308        40,000   $    406,346     $35,200
 Senior Vice President--       1999  $296,769 $  253,722    $ 51,820          0      $    310,297     $40,000
 Finance, Chief Financial      1998  $269,961 $  382,520    $ 21,877        95,100   $    151,921     $20,000
 Officer

William P. Crawford......      2000  $264,365 $  104,742    $ 36,799        30,000   $    330,038     $35,200
 President and Chief           1999  $256,346 $  194,810    $ 42,372          0      $    253,726     $40,000
 Executive Officer             1998  $244,952 $  313,873    $ 17,161        85,000   $    119,175     $20,000
 Steelcase Design
 Partnership

Robert W. Black..........      2000  $264,462 $   99,449    $ 35,703        30,000   $    320,206     $35,200
 Senior Vice President,        1999  $243,698 $  185,294    $ 42,079          0      $    251,968     $40,000
 Steelcase International       1998  $239,700 $  307,096    $ 16,862        50,100   $    117,101     $20,000

James R. Stelter (7).....      2000  $301,769 $  132,880    $ 36,170        40,000   $    324,393     $35,200
 Senior Vice President         1999  $289,231 $  245,365    $ 36,637          0      $    219,383     $40,000
 Sales, Marketing and          1998  $227,923 $  291,839    $ 12,589        80,100   $     87,422     $20,000
 Dealer Alliances

--------
(1) Includes amounts withheld under the Steelcase Inc. 401(k) Retirement Plan (the "401(k) Plan"), the Steelcase Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") and any applicable deferred compensation agreement of the Named Executive Officer.
(2) Represents amounts paid from the annual component of the Steelcase Inc. Management Incentive Plan ("MIP"). See "Compensation Committee Report on Executive Compensation--Annual and Long-Term Incentive." This amount also includes $280 for Fiscal 1998, which was the value of 10 shares of Class A Common Stock granted to each of the Named Executive Officers and other eligible employees in connection with the initial public offering (the "IPO") of the Company's stock.
(3) Represents earnings for the fiscal year on the long-term amounts paid from the MIP, based on the Company's annual return on equity. See "Compensation Committee Report on Executive Compensation--Annual and Long-Term Incentive."
(4) Represents the number of options granted in Fiscal 2000 and 1998 under the Steelcase Inc. Incentive Compensation Plan (the "Incentive Compensation Plan") and Steelcase Inc. Employee Stock Purchase Plan (the "Purchase Plan"). The Fiscal 1998 options were granted in connection with the IPO. Under the Purchase Plan, each eligible participant was given the right to purchase up to 100 shares of Class A Common Stock at $23.80 per share, which was 85% of the initial public offering price. Beneficial owners of 5% or more of the Company's stock, including Mr. Crawford, were not eligible participants under the Purchase Plan.
(5) Represents amounts actually paid from the long-term component of the MIP. See "Compensation Committee Report on Executive Compensation--Annual and Long-Term Incentive."

(6) Includes amounts contributed under the Steelcase Inc. Restoration Retirement Plan, which became effective March 1, 1998. See "Restoration Retirement Plan." Also includes contribution amounts made by the Company to the Steelcase Inc. Employees' Profit-Sharing Retirement Plan (the "Profit-Sharing Plan") and the Steelcase Inc. Money Purchase Plan (the "Money Purchase Plan") defined contribution plans. The Compensation Committee declares contributions to the plans at the end of each fiscal year. The rate of contribution to the Profit-Sharing Plan for the plan year 2000 was 6% and for each of the plan years 1999 and 1998 was 7.5% of eligible compensation. A 5% contribution to the Money Purchase Plan is required to be made by the Company each fiscal year. Pursuant to the Company's 401(k) Plan, employees may make non-matching contributions. Contributions to the Named Executive Officers were limited as required under the Internal Revenue Code of 1986, as amended, and its regulations. Account balances are invested in a trust managed by a trustee until finally distributed. Under the Profit-Sharing and Money Purchase Plans, there is a scaled vesting schedule beginning with 20% after three years and full vesting after seven years. All of the Named Executive Officers are 100% vested, except Mr. Black who is 80% vested. A participant is also 100% vested after attaining the earlier of normal retirement or termination of employment due to death or total disability.
(7) Information regarding Mr. Stelter is included because he would have been one of the four other most highly compensated Named Executive Officers if not for the fact that he was not serving as an executive officer at the end of Fiscal 2000.

Options

   The following table sets forth information concerning options to acquire Class A Common Stock granted under the Company's Incentive Compensation Plan to the Named Executive Officers during Fiscal 2000.

                     Option Grants in Last Fiscal Year (1)

                             Number of   Percent of
                             Securities    Total     Exercise or              Grant
                             Underlying   Options       Base                  Date
                              Options     Granted       Price    Expiration  Present
Name and Principal Position   Granted   to Employees  ($/Share)     Date    Value (2)
---------------------------  ---------- ------------ ----------- ---------- ---------
James P. Hackett..........      140,000     9.0%       $13 15/16  3/24/09    $502,600
  President and Chief
   Executive Officer

Robert A. Ballard.........       80,000     5.1%       $13 15/16  3/24/09    $287,200
  President, Steelcase
   North America

Alwyn Rougier-Chapman.....       40,000     2.6%       $13 15/16  3/24/09    $143,600
  Senior Vice President--
   Finance,
  Chief Financial Officer

William P. Crawford.......       30,000     1.9%       $13 15/16  3/24/09    $107,700
  President and Chief
   Executive Officer
  Steelcase Design
   Partnership

Robert W. Black...........       30,000     1.9%       $13 15/16  3/24/09    $107,700
  Senior Vice President,
  Steelcase International

James R. Stelter .........       40,000     2.6%       $13 15/16  3/24/09    $143,600
  Senior Vice President,
   Sales,
  Marketing and Dealer
   Alliances..............

--------
(1) The options vest at a cumulative rate of 33 1/3%, 66 2/3%, and 100% at the end of each year during the three year period beginning with the date of grant. Upon termination of employment due to retirement, the options continue to vest as if employment continued and vested options must be exercised within five years from the date of retirement. The options become fully vested upon death or total disability and must be exercised within one year from that date. All vested and unvested options are forfeited in the event of a termination for gross misconduct or if the executive engages in certain competitive activity. Upon termination of employment for any other reason, vested options must be exercised within 90 days and any unvested options are forfeited. In no event may options be exercised beyond the expiration date of

   March 24, 2009. The grant date value and the year-end value of each of these options, using the Black-Scholes option pricing model (see note (2) below), approximated $3.59 per share.

(2) The weighted average fair market value of the Company's stock options on the date of grant approximated $3.59 per share. The value was determined using the Black-Scholes option pricing model based upon the following assumptions: an expected volatility of 31.6% of the market price of the Class A Common Stock; an expected term to exercise of 4.0 years; a risk-free rate of return of 5.2%; and an annual dividend yield of 3.1%. The actual value of the options, if any, realized by an executive will depend on the extent to which the market of the Class A Common Stock exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by the officer will be at or near the estimated value above. These amounts should not be used to predict stock performance.

  Aggregated Option Exercises In Last Fiscal Year and Year-End Option Values

                                                Number of Securities
                                               Underlying Unexercised    Value of Unexercised in
                                                     Options at           the Money Options at
                           Shares                 February 25, 2000       February 25, 2000(1)
Name and Principal       Acquired on  Value   ------------------------- -------------------------
Position                  Exercise   Received Exercisable Unexercisable Exercisable Unexercisable
------------------       ----------- -------- ----------- ------------- ----------- -------------
James P. Hackett........       0       $ 0      60,000       380,000        $ 0          $ 0
  President and Chief
  Executive
  Officer

Robert A. Ballard.......       0        $0      30,000       200,000         $0           $0
  President,
  Steelcase North
  America

Alwyn Rougier-Chapman...       0        $0      19,000       116,000         $0           $0
  Senior Vice
  President--
  Finance, Chief
  Financial Officer

William P. Crawford.....       0        $0      17,000        98,000         $0           $0
  President and Chief
  Executive
  Officer Steelcase
  Design
  Partnership

Robert W. Black.........       0        $0      10,000        70,000         $0           $0
  Senior Vice President,
  Steelcase
  International

James R. Stelter........       0        $0      16,000       104,000         $0           $0
  Senior Vice President,
  Sales,
  Marketing and Dealer
  Alliances

--------
(1) As of the end of Fiscal 2000, the market value of the Steelcase Inc. Class A Common Stock was less than the per share exercise prices for all options granted.

Long-Term Incentive Plan--Awards

  The following table sets forth long-term compensation amounts earned by the Named Executive Officers for Fiscal 2000.

                Long-Term Incentive Plan--Awards in Fiscal 2000

                                                          Performance Estimated
                                                            Period     Future
                                                             Until    Targeted
Name                                                      Maturation  Payouts(1)
----                                                      ----------- ---------
James P. Hackett.........................................   3 years   $714,135
Robert A. Ballard........................................   3 years   $410,048
Alwyn Rougier-Chapman....................................   3 years   $161,568
William P. Crawford......................................   3 years   $128,018
Robert W. Black..........................................   3 years   $134,467
James R. Stelter.........................................   3 years   $159,456

--------
(1) This amount represents the long-term component of compensation earned under the MIP. Of such amount, 25% will be paid in the form of stock options. See "Compensation Committee Report on Executive Compensation-- Annual and Long-Term Incentive."

Supplemental Plan

  The Named Executive Officers are covered by the Steelcase Inc. 1994 Executive Supplemental Retirement Plan (the "Supplemental Plan"). This is an unfunded plan under which benefits are to be paid directly by the Company to officers of the Company who are designated from time to time by the Compensation Committee to be plan participants. Benefits under the plan are payable following retirement at age 65, or early retirement age when the age plus years of service equal 80, or upon death of the participant. Benefits are payable to the participant or the participant's surviving spouse. The amount of the benefit includes the sum of (i) five annual payments equal to 70% of the average base salary for the three consecutive calendar years prior to retirement or death multiplied by the participant's vested percentage, and
(ii) 15 annual payments equal to $50,000 multiplied by the participant's vested percentage. A participant's vested percentage is 20% after three completed years of service while a participant and increases by 20% annually until full vesting after seven completed years of service while a participant. Benefits normally commence on the March 1 following the participant attaining age 65 or death of the participant. In the event of early retirement and with the approval of the Administrative Committee for the Supplemental Plan, the participant may elect to receive earlier benefits in lower annual amounts and ending on the date that the final payment would have been made had no earlier benefits been elected.

  Rights to receive benefits under the plan are forfeited upon the occurrence of (i) termination of employment prior to reaching normal or early retirement,
(ii) termination for cause, (iii) death of the participant without a surviving spouse or the death of the participant's surviving spouse following the death of the participant, and (iv) a participant engaging in certain competitive activity without the prior consent of the Administrative Committee for the Supplemental Plan.

  The following table sets forth the estimated annual income benefits payable upon satisfaction of Supplemental Plan requirements to each of the Named Executive Officers, or his surviving spouse, during the five-year period following the commencement of payments under the Supplemental Plan, assuming that no early payment election is made:

                 Executive Supplemental Retirement Plan Table

                                   Years of Participation(1)
    Average         -----------------------------------------------------------------------
  Base Salary                                                                     7 or
(Final 3 years)        3              4              5              6             more
---------------     --------       --------       --------       --------       --------
$800,000            $122,000       $244,000       $366,000       $488,000       $610,000
 750,000             115,000        230,000        345,000        460,000        575,000
 700,000             108,000        216,000        324,000        432,000        540,000
 650,000             101,000        202,000        303,000        404,000        505,000
 600,000              94,000        188,000        282,000        376,000        470,000
 550,000              87,000        174,000        261,000        348,000        435,000
 500,000              80,000        160,000        240,000        320,000        400,000
 450,000              73,000        146,000        219,000        292,000        365,000
 400,000              66,000        132,000        198,000        264,000        330,000
 350,000              59,000        118,000        177,000        236,000        295,000
 300,000              52,000        104,000        156,000        208,000        260,000
 250,000              45,000         90,000        135,000        180,000        225,000
 200,000              38,000         76,000        114,000        152,000        190,000

--------
(1) These amounts are not subject to any deduction for Social Security or other offsetting amounts.

  For years six through 15, payments to each Named Executive Officer, or his surviving spouse, will equal $50,000 for those with seven years of participation, $40,000 for those with six years, $30,000 for those with five years, $20,000 for those with four years and $10,000 for those with three years. Early retirement, if approved, results in reduced annual payments.

  As of the date of this Proxy Statement, the completed years of service while a participant under the Supplemental Plan for each of the Named Executive Officers are as follows: James P. Hackett 9, Robert A. Ballard 14, Alwyn Rougier-Chapman 17, William P. Crawford 11, Robert W. Black 3, and James R. Stelter 5.

Restoration Retirement Plan

  Each Named Executive Officer is a participant in the Steelcase Inc. Restoration Retirement Plan (the "Restoration Plan"). The Restoration Plan is an unfunded defined contribution plan that is intended to restore retirement benefits which would otherwise be paid under the Profit-Sharing Plan and the Money Purchase Plan, but are lost as a result of the limitations on eligible compensation under Internal Revenue Code Section 401(a)(17).

  Each MIP participant for the full year, including each Named Executive Officer, is an eligible participant under the Restoration Plan. Each year, contributions to a Named Executive Officer's account are made at the same combined rate of contribution for the plan year used in determining benefits under the Profit-Sharing Plan and Money Purchase Plan. The eligible compensation for purposes of determining the contribution amount to this plan is the amount of base salary and annual bonus under the MIP that exceeds the limit under the Internal Revenue Code Section 401(a)(17), but not in excess of twice the limit. The Named Executive Officer's account balance is credited each plan year with earnings equal to the rate of return on investments to the Named Executive Officer's credit under the Profit-Sharing and Money Purchase Plans for that same plan year.

  Benefits are payable from the Restoration Plan after termination of employment subject to a vesting schedule. The vesting schedule is 20% after three years of service and an additional 20% for each additional year of service with 100% after seven years. Each of the Named Executive Officers has more than 7 years of credited service and, thus, is 100% vested, except Mr. Black who is 80% vested. Benefits are payable in lump sum or in annual installments over four years. Benefits are forfeited if the Named Executive Officer is terminated for cause as determined by the Compensation Committee, or if the Named Executive Officer directly or indirectly engages in certain competitive activity, without the prior consent of the Administrative Committee for the Restoration Plan.

Deferred Compensation

  Each Named Executive Officer, with the exception of Mr. Black and Mr. Stelter, has entered into one or more deferred compensation agreements with the Company. If the Named Executive Officer completes the deferrals and lives until age 70, the Company will make corresponding annual payments to the Named Executive Officer for 15 years commencing in the month of March after the Named Executive Officer's 70th birthday. If the Named Executive Officer dies before reaching age 70, the Company will make the above payments, in the same manner and over the same time period, to the beneficiary designated by the Named Executive Officer. If a Named Executive Officer is discharged for cause, an amount equal to the compensation actually deferred, if any, will be paid to the Named Executive Officer, without interest, in five equal annual payments commencing after the discharge. Entitlement to payments under the agreements is subject to a scaled vesting requirement during the five years following the completed deferral period.

  Each Named Executive Officer, with the exception of Mr. Crawford and Mr. Stelter, is participating in the Deferred Compensation Plan. This is a non-qualified plan under which the Named Executive Officer may defer up to 25% of base salary and/or up to 50% of annual incentive under the MIP. The Named Executive Officer may elect to have the deferral amount deemed invested among eight different investment funds. Upon leaving the Company, the total amount of deferral and investment earnings are paid to the Named Executive Officer in accordance with his benefit election. The payment may be in a lump sum or annual installments over 5 or 10 years.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. James P. Hackett, President and Chief Executive Officer of the Company, is a member of the Compensation Committee. Other members of the Compensation Committee who previously served as officers of the Company are Robert C. Pew II, Robert C. Pew III, Peter M. Wege II and Frank H. Merlotti. Peter M. Wege II, a member of the Compensation Committee, is the managing general partner of a limited partnership that, pursuant to the standard terms of the Company's share repurchase program (which is available to all shareholders), sold an aggregate of 700,000 shares of Class B Stock to the Company during Fiscal 2000. The limited partnership received an aggregate of $13,275,000 as consideration for the shares, which was calculated using the prevailing market price on the New York Stock Exchange on the applicable purchase dates.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

  The Compensation Committee (the "Committee") has developed an executive compensation philosophy that is intended to:

  . Attract and retain highly qualified, experienced and motivated executives needed for the success of the Company;

  . Provide for a total pay package to be competitive with a comparable group of global industrial companies that are of similar size to the Company;

  .  Reward executives based on the profitability of the Company; and

  . Align executives' interests with the interests of the shareholders for the long-term success of the Company.

  The Company values the contributions of all employees and shares rewards through broad-based incentive arrangements to motivate teamwork for Company success. Incentive opportunity for all employees is based on profitability and, consistent with market practice, represents a larger percentage of total pay at higher levels in the organization.

  The Company also believes in limiting differences in benefit arrangements among the various levels of employees. A financially secure retirement for career employees is a key benefit objective which is possible only through Company success.

  On an annual basis, the Committee reviews the levels of executive base salaries, annual and long-term incentives and benefits. The Committee also reviews and approves any proposed changes to compensation philosophy.

  As a result of the IPO, the Company qualifies for a three year exemption from the Internal Revenue Code Section 162(m) requirement for full deductibility of pay over $1 million. Accordingly, all pay opportunities currently provided by the Company should qualify for full deductibility. The Committee will continue to monitor the requirements for compliance with Internal Revenue Code Section 162(m) as the end of the exemption period approaches.

Base Salary

  Base salaries are set in a context of total direct pay (base plus annual incentive) such that total direct pay is targeted at the midpoint of market levels of the comparable group. Annual salary comparisons are made through position matching against data from the comparable group and supplemented with other survey sources as necessary. All comparison data is regressed to the Company's size whenever possible.

  The Committee determines the base salary of Mr. James P. Hackett, the Company's President and Chief Executive Officer. The Committee considers market data from comparable companies, the financial performance and growth of the Company, Mr. Hackett's leadership, and his establishment and implementation of strategic direction of the Company in determining his base salary. Mr Hackett establishes base salaries of the other Named Executive Officers based on his assessment of individual performance and market data from comparable companies. In determining compensation for Mr. Hackett or any of the other Named Executive Officers, no particular weight was given to any individual factor.

Annual and Long-Term Incentive

  The Company's MIP creates annual and long-term incentive opportunities for the Named Executive Officers and other key employees. The amount of both annual and long-term bonus payments under the MIP are determined on the basis of the Company's actual performance compared to the Company's targeted performance as measured by economic value added ("EVA"). EVA is a profit measurement that reflects all the costs of operating the Company as a business, including the cost of capital.

  At the beginning of each fiscal year, the Committee establishes target incentives in the form of target percentages of base salary for annual and long-term bonus payments. The Committee exercises discretion in establishing these target percentages considering factors such as the midpoint of market data for such incentives, the Company's historical and projected performance, and the executive's tenure and individual performance. Actual incentive percentage and the related incentive pay will be higher or lower than these targets depending on the actual performance of the Company as measured by EVA. At the end of a fiscal year, actual EVA performance is calculated and compared to EVA targets. A bonus multiple is derived based two-thirds on the growth in EVA and one-third on absolute EVA results. The bonus multiple is multiplied by an employee's target annual and long-term incentive percentages to arrive at the employee's actual incentive percentages. The actual incentive percentages are multiplied by the base pay to determine an employee's annual and long-term incentive payments for the fiscal year. For Fiscal 2000, EVA performance was below targeted levels and, therefore, annual and long-term incentive amounts were below targeted amounts.

  The annual incentives are paid in cash after the end of the fiscal year. Effective March 1, 1999, the MIP long-term incentive earned is divided between cash (75%) and stock options (25%) to further align the interests of MIP participants with shareholders. The 75% cash portion of long-term incentive is paid over three years in substantially equal payments beginning after the end of the year following the year in which it is earned. The unpaid portion of the long-term amount is adjusted at the end of each year based on the Company's return on equity for that year. Return on equity for purposes of this plan is calculated by dividing fiscal year net income plus or minus other comprehensive income of the Company by beginning shareholders' equity. The number of shares granted under the 25% stock option portion of long-term incentives is determined by dividing the 25% portion of the MIP long-term incentive by the value of such stock option determined as of the date of grant under the Black-Scholes valuation method. The Black-Scholes value is an estimate of the fair market value of a stock option on the date of grant. It takes into consideration the volatility of the stock price, dividend return, risk-free rate of return and the terms of the option relating to price and when the options may be exercised.

  There is no maximum payment under the MIP. Currently, Mr. Hackett has a target annual incentive percentage of 65% and a target long-term incentive percentage of 110%, which incentive percentages are the maximum permitted under the MIP.

Stock Options

  Stock options were granted in Fiscal 2000 to the Named Executive Officers. These options were based on long-term incentive market data and the desire to align the interests of management with the shareholders. The total of stock options combined with MIP long-term cash incentives approximate the median long-term incentive values provided by other comparable companies.

Benefits

  To be competitive with other comparable companies, effective September 1, 1999, the Company adopted the Deferred Compensation Plan. The Plan permits eligible participants, including the Named Executive Officers, to defer up to 25% of current base salary and/or up to 50% of annual MIP incentive before income taxes. The participant elects how the deferral amounts will be deemed invested among various investment funds selected by the Company. The total amount of deferral plus investment earnings is paid to the participant or his beneficiary after leaving the Company.

                                          The Compensation Committee

                                          Frank H. Merlotti (Chairman)
                                          James P. Hackett
                                          Earl D. Holton
                                          Robert C. Pew II
                                          Robert C. Pew III
                                          Peter M. Wege II
                                          P. Craig Welch, Jr.

[GRAPH APPEARS HERE]

  The following line graph compares (i) the cumulative total shareholder return (i.e., the change in share price plus the cumulative amount of dividends, if any, assuming dividend reinvestment, divided by the initial share price, expressed as a percentage) on the Company's Class A Common Stock, with (ii) the cumulative total return of the Standard & Poor's 500 Stock Index and with (iii) the cumulative total return of an industry peer group (the "Peer Group") for the period commencing on February 17, 1998, the effective date of the Company's IPO, and ending on February 25, 2000. The Peer Group consists of Herman Miller, Inc., Hon Industries Inc., and Kimball International Inc., each of which is engaged in the manufacture of office furniture and believed by the Company to have similar industry characteristics as the Company. Kimball International Inc. has been added this year to the Peer Group in replacement of Knoll, Inc., which was removed from the Peer Group because it became a private company.

                                                 2/17/98 2/27/98 2/26/99 2/25/00
                                                 ------- ------- ------- -------
Steelcase Inc................................... 100.00  129.46   55.58   38.94
Standard & Poor's 500 Stock Index............... 100.00  103.49  121.78  132.47
Peer Group Index................................ 100.00  103.10   71.76   69.69

Proposal 2.

                      PROPOSAL TO APPROVE AMENDMENT OF THE
                   STEELCASE INC. INCENTIVE COMPENSATION PLAN

  In December 1997, the Board of Directors of the Company authorized and the shareholders approved the Steelcase Inc. Incentive Compensation Plan (the "Plan") for employees, Directors and other individuals (the "Participants"). The objectives of the Plan are to optimize the profitability and growth of the Company through annual and long-term incentives which are consistent with the Company goals and which link the personal interests of the Participants to those of the Company's shareholders; to provide Participants with an incentive for excellence in individual performance; to promote teamwork among Participants; to provide flexibility to the Company to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success; and to allow Participants to share in the success of the Company.

  The Plan provides for grants or awards with respect to 6,284,727 shares of the Company's Class A Common Stock. In Fiscal 1998, the Board awarded to Participants options to purchase 2,661,000 shares plus another 149,540 shares were granted to employees as a gift. In Fiscal 1999, the Board awarded additional options to purchase 9,350 shares. In Fiscal 2000, the Compensation Committee, through delegated authority from the Board, granted options to purchase 1,555,500 shares. Additional options for 54,000 shares were granted by the Board during Fiscal 2000 to the Company's non-employee Directors. Of the awards made in Fiscal 1998 through Fiscal 2000, 221,650 options were forfeited under the terms of the Plan. In March 2000, options were granted to purchase 2,073,692 shares. At the present time, there are only 3,295 shares remaining for future grants or awards under the Plan.

  The Board of Directors proposes that the shareholders approve the Amendment to the Plan to increase the number of shares available for grant or award under the Plan by 8,000,000 shares, from a total of 6,284,727 shares to 14,284,729 shares.

  The Board believes that the best interests of the Company would be served by increasing the total number of shares covered by awards or grants available under the Plan by an additional 8,000,000 shares. The Board believes that the existing awards have enhanced the Company's position in the highly competitive market for managerial and executive talent and have aligned the long-term interests of participants with those of the shareholders. To remain competitive, it is the judgment of the Board that the Amendment permitting the allocation of additional shares should be adopted. The approval of the Amendment, however, could have an "anti-takeover" effect, particularly if the Company were to grant restricted stock awards which require no payment from the recipient and with regard to change of control features which may apply to awards or grants under the Plan.

  The following is a summary of the material provisions of the Plan. The summary is qualified in its entirety by the specific language of the Plan, which has been previously filed with the Securities and Exchange Commission.

Administration

  The Compensation Committee (the "Committee") of the Board administers the Plan. The Committee has the power to select the employees and other individuals who will participate in the Plan; determines the size and types of awards; determines the terms and conditions of any award consistent with the Plan; interprets the Plan and any agreement or instrument entered into under the Plan; establishes, amends, or waives rules and regulations for the Plan's administration; and amends the terms and conditions of any outstanding award as provided under the Plan. The Board of Directors determines the Directors who will participate in the Plan and the size and type of their awards. At the time of the IPO, stock awards were granted under the Plan to almost all of the persons then employed by the Company and certain subsidiaries. Since then, the Plan has been administered so that, generally, only management of the Company and its subsidiaries (usually participants in the MIP and management personnel of Steelcase Strafor) have been eligible to participate. As so administered, the Plan currently has 618 Participants, including all nine non-employee Directors.

Types of Awards

  Subject to the terms of the Plan, the Committee or Board may grant to Participants stock options, stock appreciation rights, shares of restricted stock, performance shares, performance units and cash-based awards, phantom shares or other share-based awards.

  Stock Options. Options granted under the Plan may be Incentive Stock Options ("ISOs") meeting the definition of an incentive stock option under Section 422 of the Internal Revenue Code (the "Code") or nonqualified options which do not meet the definition. The award will be evidenced by an award agreement that specifies the option price, duration of the option, the number of shares to which the option pertains, termination and transferability rights and other provisions as the Committee or Board may determine to be appropriate. The option price for each grant will be at least equal to 100% of the opening price on the New York Stock Exchange on the date of grant (the "Fair Market Price"). The exercise period of the option will be determined by the Committee or Board, but no option is exercisable later than the tenth anniversary date of its grant. In the event of termination of employment, the options may be exercised in accordance with the terms outlined in the award agreement. The maximum aggregate number of shares that may be granted in the form of stock options under any award in any one fiscal year to any one Participant is 500,000 shares.

  Stock Appreciation Rights (SARs). The Committee may grant SARs under the Plan, either in tandem with stock options or freestanding and unrelated to options. In either case, the form of payment of an SAR will be determined by the Committee, and may be in shares of Class A Common Stock, cash, or a combination of the two. The grant price of a freestanding SAR will be the Fair Market Price. The grant price of tandem SARs will equal the option price of the related option. Tandem SARs may be exercised for all or part of the shares subject to the related option upon surrender of the right to exercise the equivalent portion of the related option. Freestanding SARs may be exercised upon whatever terms and conditions the Committee or Board imposes. Each SAR will be evidenced by an award agreement that will specify the grant price, the term of the SAR and other provisions as the Committee or Board may determine to be appropriate. The term of the SAR will be determined by the Committee or Board, but will not exceed ten (10) years. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the fair market value of a share on the exercise date and the grant price, by (ii) the number of shares with respect to which the SAR is exercised. The maximum aggregate number of shares that may be granted in the form of SARs under any award in any one fiscal year to any one Participant is 500,000 shares.

  Restricted Stock. Each grant of restricted stock under the Plan will be evidenced by an award agreement that will specify the period(s) of restriction, the number of shares and other provisions that the Committee or Board may determine to be appropriate. The Committee or Board has the authority to impose any conditions or restrictions including, without limitation, a requirement for the Participant to pay a stipulated price for the each share, restrictions upon the achievement of specific Company performance goals, time-based restrictions on vesting following the attainment of performance goals, and/or restrictions under federal or state securities laws. Although recipients may be granted full voting rights and receive dividends on the shares during the period of restriction, they will not have the right to sell or otherwise transfer the shares during the applicable period of restriction or until earlier satisfaction of other conditions imposed by the Committee in its sole discretion. The maximum aggregate number of shares that may be granted in the form of restricted stock under any award in any one fiscal year to any one Participant is 200,000 shares.

  Performance Shares/Performance Units and Cash-Based Awards. Each performance unit granted under the Plan will have an initial value determined by the Committee or Board at the time of grant. Each performance share granted under the Plan will have an initial value equal to the Fair Market Value of a share. The Committee or Board will set performance goals, which if met, will determine the number and/or value of performance shares or performance units or cash-based awards that would be paid to the Participant. Participants may be granted full voting rights and receive dividends on the performance shares and/or units during the performance period. The maximum aggregate payout (determined at the end of the applicable performance period) with respect to awards of performance shares or performance units or cash-based awards granted in any one fiscal year to any one Participant is 250,000 shares.

  Phantom Shares. Each phantom share granted under the Plan will have an initial value equal to the Fair Market Price on the date of grant. The Committee or Board may determine the terms and conditions of the award including any vesting provisions. The holder of any vested phantom shares will be entitled to receive payout on the number of and value of phantom shares earned by the participant over the performance period. Participants may be granted the right to receive dividends on the phantom shares that have been earned but not yet distributed. The maximum aggregate payout (determined at the end of the applicable performance period) with respect to phantom shares granted in any one fiscal year to any one Participant is 250,000 shares.

  Other Share-Based Awards. Subject to the terms of the Plan, the Committee or Board may grant other share-based awards under the Plan including, without limitation, those awards under which shares are acquired or may be acquired in the future. The Committee or Board, in its sole discretion, will determine the terms and conditions of these awards. The maximum aggregate number of shares that may be granted in the form of other share-based awards under any award in any one fiscal year to any one Participant is 200,000 shares.

Adjustments

  The Plan provides for appropriate adjustments in the number of shares of Class A Common Stock subject to awards and available for future awards in the event of changes in outstanding Class A Common Stock by reason of a merger, stock split or certain other events. In case of a change of control of the Company, as defined in the Plan, outstanding options will become immediately exercisable and will remain exercisable throughout their entire term and restriction periods and restrictions imposed on shares of restricted stock will immediately lapse.

Nontransferability

  Except as otherwise provided in a Participant's award agreement, awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In addition, except as otherwise provided in a Participant's award agreement, a Participant's rights under the Plan will be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.

Amendment, Modification and Termination of the Plan

  The Board may at any time amend, suspend, or terminate the plan in whole or in part, provided that no amendment will be made without shareholder approval if such approval is necessary to comply with any applicable tax or regulatory requirements. However, no termination, amendment, or modification of the Plan will adversely affect in any material way any award previously granted under the Plan, without the written consent of the Participant holding such award.

Federal Income Tax Consequences

  Options. With respect to options which qualify as ISOs, a Participant will not recognize income for federal income tax purposes at the time ISOs are granted or exercised. If the Participant disposes of shares acquired by exercise of an ISO either before the expiration of two years from the date the options are granted or within one year after the issuance of shares upon exercise of the ISO (the "holding periods"), the Participant will recognize in the year of disposition: (i) ordinary income, to the extent that the lesser of either (A) the fair market value of the shares on the date of option exercise, or (B) the amount realized on disposition, exceeds the option price; and (ii) capital gain, to the extent the amount realized on disposition exceeds the fair market value of the shares on the date of option exercise. If the shares are sold after expiration of the holding periods, the Participant generally will recognize capital gain or loss equal to the difference between the amount realized on disposition and the option exercise price.

  With respect to nonqualified options, the Participant will recognize no income upon grant of the option, and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of option exercise over the amount paid by the Participant for the shares. Upon a subsequent disposition of the shares received under the option, the Participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.

  In general, the Company will receive an income tax deduction at the same time and in the same amount which is taxable to the employee as compensation, as long as the amount constitutes reasonable compensation and the Company satisfies applicable federal income tax withholding requirements, and except as provided below under the heading "Section 162(m)." To the extent a Participant realizes capital gains, as described above, the Company will not be entitled to any deduction for federal income tax purposes.

  SARs. The recipient of a grant of SARs will not realize taxable income and the Company will not be entitled to deduction with respect to such grant on the date of such grant. Upon the exercise of an SAR, the recipient will realize ordinary income equal to the amount of cash (including the amount of any taxes withheld) and the fair market value of any shares received at the time of exercise. The Company will be entitled to a corresponding deduction, equal to the amount of income realized, as long as the amount constitutes reasonable compensation and the Company satisfies applicable federal income tax withholding requirements.

  Restricted Stock. A Participant granted shares of restricted stock under the Plan is not required to include the value of the shares in ordinary income until the first time the Participant's rights in the shares are transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, unless the Participant timely files an election under Section 83(b) of the Code to be taxed at the time of receipt of the shares. In either case, the Participant will, at the time the shares vest, realize ordinary income in an amount equal to the fair market value of the shares and any cash received at the time of vesting, and the Company will be entitled to a corresponding deduction for federal income tax purposes, as long as the amount constitutes reasonable compensation and the Company satisfies applicable federal income tax withholding requirements. Dividends paid to the Participant on the restricted stock during the restriction period will generally be treated as ordinary income to the Participant and deductible as such by the Company.

  Performance Units, Performance Shares, Cash-Based Awards and Phantom
Shares. The recipient of a grant of performance units, performance shares, cash based awards or phantom shares will not realize taxable income, and the Company will not be entitled to a deduction, with respect to such grant on the date of such grant. Upon the payout of such award, the recipient will realize ordinary income and the Company will be entitled to a corresponding deduction, equal to the amount of cash or stock received, as long as the amount constitutes reasonable compensation and the Company satisfies applicable federal income tax withholding requirements.

  Other Share-Based Awards. The recipient of a grant of a share-based award will not realize taxable income, and the Company will not be entitled to a deduction, with respect to such grant on the date of such grant. The recipient will realize ordinary income for the amount of stock received less any amount paid for such stock, and the Company will be entitled to a corresponding deduction, at such time as the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier.

  Section 162(m). Under Section 162(m) of the Code, compensation paid to certain executives in excess of $l million for any taxable year is not deductible unless an exemption from such rules exists. Based on certain transaction rules, however, compensation paid under the Plan will not be subject to this limitation until the earlier of (i) the first shareholder meeting on or after January l, 2002; (ii) the expiration of the Plan; (iii) the material modification of the Plan; or (iv) the issuance of all shares of Class A Common Stock allocated under the Plan. After such time, compensation paid by the Company in excess of $l million for any taxable year to "Covered Employees" will generally be deductible by the Company or its affiliates for federal income tax purposes if it is based on the performance of the Company, is paid pursuant to a plan approved by shareholders of the Company, and meets certain other requirements. Generally, "Covered Employee" under Section 162(m) means the chief executive officer and the four other highest paid executive officers of the Company as of the last day of the taxable year.

  Golden Parachute Payments. In various circumstances, when a Participant receives payment of his or her options upon a change of control of the Company, the Participant may be required to pay an excise tax provided for in Sections 280G and 4999 of the Code. This excise tax applies only if the total amount received by a Participant as a result of the change in control of the Company exceeds three times the Participant's annual compensation.

Accounting Treatment

  The Company does not record compensation expense for the grant or the exercise of an ISO or a nonqualified option under the Plan if the exercise price of the option is equal to the fair market value of the stock as of the grant date. However, the Company does disclose the value of such options in the consolidated financial statements of the Company. If the exercise price were to be below the fair market value of the stock on the date of grant, the Company would record compensation expense equal to the difference between the fair market value of the stock and the exercise price.

  Restricted stock awards require the Company to record compensation expense in the amount of the initial fair market value of the restricted stock amounts over the restricted period.

  SARs, performance shares, performance units and phantom shares require the Company to record compensation expense each year in the amount of the appreciation in the value of such rights or interests. In each case, the charge is based on the difference between the fair market value of the common stock on the date of grant and the current market price of the common stock. In the event of a decline in the market price of the common stock subsequent to the recognition of compensation expense related to the estimated costs of such rights or interests, reversal of the prior expense is made in the amount of such decline, not to exceed the aggregate amount of the compensation expense previously recorded.

Option Grants Under the Plans
  Benefits payable or amounts that will be granted under the Plan after the effective date of the proposed Amendment are not determinable at this time. The following table, however, sets forth certain information as to options granted under the Plan during the fiscal year ended February 25, 2000 and during the period from February 26, 2000 through May 1, 2000:

                               NEW PLAN BENEFITS
                  Steelcase Inc. Incentive Compensation Plan

                                 Number of Common          Number of Common
                             Shares Subject to Options Shares Subject to Options
                              Granted Under the Plan    Granted Under the Plan
                             In the Fiscal Year Ended      From February 26,
Name and Position                February 25, 2000        2000 to May 1, 2000
-----------------            ------------------------- -------------------------
James P. Hackett...........            140,000                   185,703
 President and Chief
  Executive Officer
Robert A. Ballard..........             80,000                    63,539
 President, Steelcase North
  America
Alwyn Rougier-Chapman......             40,000                    38,605
 Senior Vice President--
  Finance, Chief Financial
  Officer
William P. Crawford........             30,000                    15,588
 President and Chief
  Executive Officer,
  Steelcase Design
  Partnership
Robert W. Black............             30,000                    39,737
 Senior Vice President,
  Steelcase International
James R. Stelter...........             40,000                    31,945
 Senior Vice President,
  Sales, Marketing and
  Dealer Alliances
All current Executive
 Officers as a group (9
 persons)..................            364,500                   448,516
All current Directors who
 are not Executive Officers
 as a group (9 persons)
 (1).......................             54,000                    64,955
All employees (including
 officers) who are not
 Executive
 Officers as a group (2)...          1,191,000                 1,560,221

--------
(1) Includes (a) 5,000 shares subject to options granted during Fiscal 2000 to each of David Bing and Robert C. Pew III, nominees for election as Director at the Meeting and (b) 5,586 shares subject to options granted to each of Mr. Bing and Mr. Pew during the period from February 26, 2000 to May 1, 2000. Excludes shares subject to options granted to William P. Crawford, the other nominee for election as Director at the Meeting, because Mr. Crawford's options were granted while he was an executive officer of the Company; such options are described above opposite his name.
(2) Number of persons are 517 for the Fiscal Year Ended February 25, 2000, and 618 for the period February 26, 2000 to May 1, 2000.

  The dollar values of such options cannot be determined because they depend on the market value of the underlying shares on the date of exercise.

  The Board of Directors recommends a vote FOR approval of the proposed Amendment to the Steelcase Inc. Incentive Compensation Plan, and your proxy will be so voted unless you specify otherwise.

                                 OTHER MATTERS

Voting

  Michigan law and the Company's By-laws require the presence of a quorum for the Meeting, defined here as the holders of a majority of the voting power entitled to vote, present in person or represented by proxy. Withheld votes and abstentions will be counted in determining whether a quorum has been reached.

  Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for shareholders' approval. The director nominees must receive a plurality of the votes cast at the Meeting for the election of directors. The proposed amendment to the Incentive Compensation Plan must receive a majority of the votes cast at the Meeting for such matter. With regard to either matter, abstentions and withheld votes will not count as votes cast at the Meeting for that matter.

  Under the rules of the New York Stock Exchange ("NYSE"), brokers who hold shares on behalf of their customers (shares held in street name), have the authority to vote on certain items when they have not received instructions from beneficial owners. However, brokers are not authorized to vote on "non-routine" matters if they do not receive instructions from beneficial owners ("Broker Non-votes"). Under NYSE rules, the election of directors is a "routine" matter. Therefore, brokers holding shares in street name for their customers may vote, in their discretion, on behalf of any customer who does not furnish voting instructions with regard to the election of directors. On the other hand, the proposed amendment to the Incentive Compensation Plan is a "non-routine" matter. Broker Non-votes with regard to the proposed amendment will not be treated as votes cast in determining the outcome of the vote for that matter.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, from February 26, 1999 through February 25, 2000, its directors, officers and 10% beneficial owners complied with all applicable filing requirements; except that David D. Hunting, Jr. filed one report covering a conversion of shares of Class B Common Stock into shares of Class A Common Stock after the due date, and William P. Crawford filed amendments to three reports after the applicable due dates to report his beneficial ownership of additional shares through two trust accounts.

Solicitation of Proxies

  The cost of soliciting proxies will be borne by the Company and the solicitation will be made by use of the mails, personally or by telephone or telegraph by officers, directors and regular employees of the Company and its subsidiaries who will not be additionally compensated therefor. The Company will also reimburse banks, brokers, nominees and other fiduciaries who have been requested to forward the proxy material for reasonable expenses incurred by them in forwarding such material to the beneficial owners of the Company's Class A Common Stock.

Independent Auditors

  The Company has been advised that representatives of BDO Seidman, LLP, the Company's independent auditors in Fiscal 2000, will attend the Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Shareholder Proposals

  Neither the Company nor the members of its Board of Directors intend to bring before the Meeting any matters other than those set forth in the Notice of Annual Meeting of Shareholders, and they have no present knowledge that any other matter will be presented for action at the Meeting by others. If any other matter properly comes before the Meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment.

  Shareholder proposals to be presented at the Company's 2001 Annual Meeting of Shareholders must be received by the Secretary of the Company, at the Company's principal executive offices, 901 44th Street SE, Grand Rapids, Michigan 49508, no later than January 18, 2001, to be considered for inclusion in the Company's Proxy Statement and proxy related to that meeting. Such proposals should be sent by certified mail, return receipt requested.

  Shareholder proposals to be presented at the Company's 2001 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in the Company's Proxy Statement and proxy related to that meeting, must be received by the Company no later than April 2, 2001 to be considered timely. Such proposals should be sent to the Company's Secretary at the Company's principal executive offices, 901 44th Street SE, Grand Rapids, Michigan 49508, by certified mail, return receipt requested. If the Company does not have notice of the matter by that date, the Company's form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in the Company's form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

                                         By Order of the Board of Directors

                                         Jon D. Botsford
                                         Senior Vice President, General
                                          Counsel and Secretary

Grand Rapids, Michigan
May 24, 2000

Dear Shareholder:

Please take note of the important information enclosed with this Proxy. The Annual Meeting of Shareholders will be held on Thursday, June 15, 2000, at 11:00 a.m. Eastern Daylight Time at the Steelcase Inc. Systems II Building adjacent to Steelcase Corporate Headquarters, located at 1111 44th Street, SE, Grand Rapids, Michigan.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return it in the enclosed postage paid envelope. You may also designate your proxy by the Internet or telephone by following the instructions on the reverse side.

Thank you in advance for your prompt consideration of this matter.

Sincerely,

Steelcase Inc.






                                  DETACH HERE
--------------------------------------------------------------------------------


                                     PROXY

                                STEELCASE INC.

                              901 44th Street SE
                         Grand Rapids, Michigan 49508

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 15, 2000

    The undersigned appoints Robert C. Pew II, Earl D. Holton, and James P. Hackett, individually and with full power of substitution and resubstitution, as such shareholder's proxy to vote all the outstanding shares of Class A Common Stock and/or Class B Common Stock of STEELCASE INC. held by the undersigned at the Annual Meeting of Shareholders to be held on June 15, 2000 or any adjournment thereof.

    If shares of Steelcase Inc. Common Stock are issued to or held for the account of the undersigned under the Steelcase Inc. 401(k) Retirement Plan (the "Plan"), then the undersigned hereby directs Old Kent Bank, as Trustee under the plan, to vote all shares of Steelcase Inc. Common Stock in the undersigned's name and/or account under the Plan in accordance with the Instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder(s). If no contrary direction is made, the shares will be voted "FOR" election of all nominees named on this proxy as directors, "FOR" approval of the proposal identified on this proxy and in the discretion of the proxies on any other matters that may properly come before the meeting.




SEE REVERSE                                                          SEE REVERSE
    SIDE         CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE          SIDE

[STEELCASE LOGO]                    VOTE BY MAIL -
                                    Mark, sign and date your proxy card and
                                    return it in the postage-paid envelope we've provided or return to Steelcase Inc., c/o
                                    ADP, 51 Mercedes Way, Edgewood, NY 11717.

                                    VOTE BY INTERNET - www.proxyvote.com
                                    Use the Internet to transmit your voting instructions anytime before 11:59 p.m. Eastern Daylight Time on June 14, 2000 and for electronic delivery of information. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

                                    VOTE BY PHONE - 1-800-690-6903
                                    Use any touch-tone telephone to transmit your voting Instructions anytime before 11:59 p.m. Eastern Daylight Time on June 14, 2000. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.


                                              THANK YOU FOR VOTING



TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
                                                                             STEEL1              KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                DETACH AND RETURN THIS PORTION ONLY
                                       THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
STEELCASE INC.

  The Board of Directors recommends a vote FOR the
  following actions or proposals. If you sign and                                              To withhold authority to vote for
  return this card without marking, this proxy card                                            less than all the nominees, mark
  will be treated as being FOR each proposal.                     For    Withhold    For All   "For All Except" and write the
                                                                  All       All      Except    nominee's number on the line below.
  1.   Electing three directors to serve for the applicable
       term of their class and until their successors have        [ ]       [ ]        [ ]
       been duly elected and qualified; and                                                    -------------------------------------

       01) David Bing
       02) William P. Crawford
       03) Robert C. Pew III                                                                                 For   Against   Abstain

  2.   Approving the proposed amendment of the Steelcase Inc. Incentive Compensation Plan to Increase the    [ ]     [ ]       [ ]
       number of shares available for grant or award by 8,000,000.



  MARK HERE IF YOU PLAN TO ATTEND THE MEETING                [ ]

  MARK HERE FOR ADDRESS CHANGE AND INDICATE
  CHANGES TO ADDRESS AT RIGHT                                [ ]

  Please sign exactly as your name appears hereon, including any official position or representative capacity.



  -------------------------------------------------               --------------------------------------------------
  Signature (PLEASE SIGN WITHIN BOX)      Date                    Signature (Joint Owners)                Date

                                STEELCASE INC.

                          Appendix To Proxy Statement

        The following documents are being filed pursuant to Instruction 3 to
Item 10 of Schedule 14A:

        1. Steelcase Inc. Incentive Compensation Plan (filed herewith by incorporation by reference to Exhibit #10.5 to the Company's Registration Statement on Form S-1 (333-41647) as filed with the Securities and Exchange Commission on December 5, 1997)

        2.   First Amendment to the Steelcase Inc. Incentive Compensation Plan

        3. Proposed Second Amendment to the Steelcase Inc. Incentive Compensation Plan

                                FIRST AMENDMENT
                                     TO THE
                                 STEELCASE INC.
                          INCENTIVE COMPENSATION PLAN
--------------------------------------------------------------------------------

     WHEREAS, Steelcase Inc. (the "Company") has established and maintains the Steelcase Inc. Incentive Compensation Plan (the "Plan"); and

     WHEREAS, pursuant to Section 17.1, the Company has reserved to its Board of Directors the right to amend the Plan at any time; and

     WHEREAS, the Board of Directors of the Company has delegated to its Compensation Committee (the "Compensation Committee") the necessary authority to amend the Plan; and

     WHEREAS, the Compensation Committee amended the Plan to incorporate provisions for forfeiture of benefits in the event a Participant engages in competition with the Company.

     NOW THEREFORE, IN CONSIDERATION OF THE PREMISES, the Plan is amended, effective October 1, 1999, in the following respects:

     1. A new Section 2.11 is added to the Plan reading as follows and the current Section 2.11 and subsequent sections in Article II are renumbered:

     "2.11. `Competition' means directly or indirectly engaging in competition with the Company or any subdivision, subsidiary, or affiliate of the Company (collectively, the `Company') at any time during employment with the Company or during the three (3) year period following termination of employment with the Company, without prior approval of the administrative Committee. A Plan Participant engages in competition if that person participates directly or indirectly in the manufacture, design or distribution of any products of the same type as those of the Company, including, but not limited to, office furniture, office systems or architectural products, or the providing of any related services, for or on behalf of any person or entity other than the Company and its authorized dealers, at any location within or without the United States of America. It is intended that this definition shall be enforced to the fullest extent permitted by law. If any part of this definition shall be construed to be invalid or unenforceable, in whole or in part, then such definition shall be construed in a manner so as to permit its enforceability to the fullest extent permitted by law."

      2. A new Section 15.4 is added to the Plan to read as follows and the current Section 15.4 is renumbered 15.5:

               "15.4 Competition. In the event the Participant engages in any Competition with the Company, the Participant immediately and permanently forfeits the right to exercise and/or receive payment for any Award, whether or not vested. The Participant must return to the Company the Participant's gain resulting from options exercised at any time within the twelve-month period preceding the date the Participant became engaged in competition with the Company."

     IN WITNESS WHEREOF, the Company has caused this First Amendment to the Steelcase Inc. Incentive Compensation Plan to be executed by its duly authorized officer this 29th day of February, 2000.

                              STEELCASE INC.


                              By:    /s/ Nancy W. Hickey
                                     ----------------------------
                                    Its:  Senior Vice President
                                          Global Human Resources

                                SECOND AMENDMENT
                                     TO THE
                                 STEELCASE INC.
                           INCENTIVE COMPENSATION PLAN

--------------------------------------------------------------------------------

         WHEREAS, Steelcase Inc. (the "Company") has established and maintains the Steelcase Inc. Incentive Compensation Plan (the "Plan"); and

         WHEREAS, pursuant to Section 17.1, the Company has reserved to its Board of Directors the right to amend the Plan at any time; and

         WHEREAS, the Board of Directors of the Company has delegated to its Compensation Committee (the "Compensation Committee") the necessary authority to amend the Plan; and

         WHEREAS, the Compensation Committee approved amendment of the Plan to increase the number of shares available under the Plan by eight million (8,000,000).

         NOW THEREFORE, IN CONSIDERATION OF THE PREMISES, the first paragraph of
Section 4.1 of the Plan is amended, effective as of the date approved by a vote of the shareholders, to read as follows:

                  "4.1. NUMBER OF SHARES AVAILABLE FOR GRANTS. Subject to adjustment as provided in Section 4.2 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be fourteen million, two hundred eighty-four thousand, seven hundred twenty-seven (14,284,727) Shares (one hundred fifty thousand (150,000) of which were designated for a special one-time grant of shares to Participants on the IPO Date); no more than two million (2,000,000) of which may be granted in the form of Restricted Shares. Shares available under the Plan shall be now or hereafter issued or authorized but unissued. The Board shall determine the appropriate methodology for calculating the number of shares issued in pursuance of the Plan. Unless and until the Board determines that an Award to a Covered Employee shall not be designed to comply with the Performance-Based Exception, the following rules shall apply to grants of such Awards under the Plan:"

         IN WITNESS WHEREOF, the Company has caused this Second Amendment to the Steelcase Inc. Incentive Compensation Plan to be executed by its duly authorized officer this _________ day of _______________, 2000.


                                       STEELCASE INC.


                                       By:
                                          ------------------------------

                                          Its:
                                              --------------------------